Exhibit 4.11

SIX FLAGS ENTERTAINMENT CORPORATION

DESCRIPTION OF CAPITAL STOCK

Six Flags Entertainment Corporation (the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (i) common stock, par value $0.25 per share, and (ii) preferred stock purchase rights. The description of the common stock and preferred stock purchase rights of the Company that follows is a summary only and is qualified in its entirety by reference to the Restated Certificate of Incorporation of the Company, dated April 30, 2010, as amended by that Certificate of Amendment to the Restated Certificate of Incorporation, dated May 4, 2011, that Certificate of Amendment to the Restated Certificate of Incorporation of the Company, dated May 2, 2018, and that Certificate of Designations of Series B Junior Preferred Stock, dated March 31, 2020 (the “Certificate of Incorporation”), the Amended and Restated Bylaws of the Company (the “Bylaws”) and the Rights Agreement (as defined below).

Authorized Capital Stock

The total number of shares of all classes of stock that the Company is authorized to issue is 285,000,000 shares, consisting of (i) 5,000,000 shares of preferred stock, par value $1.00 per share, of which 200,000 shares have been designated as Series B Junior Preferred Stock, and (ii) 280,000,000 shares of common stock, par value $0.025 per share. There were 85,075,901 shares of the Company’s common stock and no shares of the Company’s preferred stock issued and outstanding as of December 31, 2020.

Common Stock

Dividends and Distributions

Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the common stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Company, such dividends and other distributions may be declared and paid on the common stock out of the assets of the Company that are by law available therefor at such times and in such amounts as the board of directors in its discretion shall determine.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company and of the preferential and other amounts, if any, to which the holders of preferred stock shall be entitled, the holders of all outstanding shares of common stock shall be entitled to receive the remaining assets of the Company available for distribution ratably in proportion to the number of shares of common stock held by each such stockholder.

Voting; Proxies

All shares of common stock have identical rights and privileges. With limited exceptions, holders of common stock shall have the exclusive right to vote and are entitled to one vote for each outstanding share of common stock held of record by each stockholder on all matters, including the electing of directors, properly submitted for the vote of the Company’s stockholders. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of directors at which a quorum is present a plurality of the votes cast shall be sufficient to elect. All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless otherwise provided by the Certificate of Incorporation, the Bylaws, the rules or regulations of any stock exchange applicable to the Company, or applicable law or pursuant to any regulation applicable to the Company or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the Company which are present in person or represented by proxy at the meeting and entitled to vote thereon. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. Every proxy must be authorized in a manner permitted by Section 212 of the Delaware General Corporation Law, as amended (the “DGCL”) or any successor provision. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the secretary of the Company a revocation of the proxy or a new later dated proxy.

Other Rights

Holders of the Company’s common stock do not have preemptive, subscription, redemption, conversion or sinking fund rights.

Blank Check Preferred Stock

The Certificate of Incorporation contains provisions that permit the board of directors to provide for the issuance of up to 5,000,000 shares of preferred stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (referred to herein as “Preferred Stock Designation”), to fix from time to time the number of shares to be included in any such series and the designations, powers, preferences, and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The rights, preferences, designations and powers of each series of preferred stock may differ with respect to dividends, amounts payable on liquidation, voting, conversion, redemption, sinking funds and other matters. The issuance of shares of the Company’s preferred stock could adversely affect the voting power of the holders of the Company’s common stock and may also adversely affect the availability of earnings for distribution to the holders of the common stock if the preferred stock provides for cumulative dividends, dividend preferences, conversion rights or exchange, redemption or other similar rights or preferences.

Purchase Rights

On March 31, 2020, the board of directors of the Company declared a dividend of one preferred share purchase right (a “Right”), payable on April 10, 2020, for each share of common stock of the Company (the “Common Shares”) outstanding on April 10, 2020 (the “Record Date”), to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of March 31, 2020, between the Company and Computershare Trust Company, N.A., as rights agent. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series B Junior Preferred Stock, par value $1.00 per share (the “Preferred Shares”), of the Company at a price of $75.00 per one one-thousandth of a Preferred Share represented by a Right (the “Purchase Price”), subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement. The following description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement.

Distribution Date; Exercisability; Expiration

Initially, the Rights will be attached to all Common Share certificates and no separate certificates evidencing the Rights (“Right Certificates”) will be issued. Until the Distribution Date (as defined below), the Rights will be transferred with and only with the Common Shares. As long as the Rights are attached to the Common Shares, the Company will issue one Right with each new Common Share so that all such Common Shares will have Rights attached.

The Rights will separate and begin trading separately from the Common Shares, and Right Certificates will be caused to evidence the Rights, on the earlier to occur of (i) the Close of Business (as such term is defined in the Rights Agreement) on the tenth day following a public announcement, or the public disclosure of facts indicating, that a Person (as such term is defined in the Rights Agreement) or group of affiliated or associated Persons has acquired Beneficial Ownership (as defined below) of 10% or more of the outstanding Common Shares (an “Acquiring Person”) (or, in the event the board of directors determines to effect an exchange in accordance with Section 24 of the Rights Agreement and the board of directors determines that a later date is advisable, then such later date) or (ii) the Close of Business on the tenth Business Day (as such term is defined in the Rights Agreement) (or such later date as may be determined by action of the board of directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or the first public announcement of the intention to commence, a tender offer or exchange offer the consummation of which would result in the Beneficial Ownership by a Person or group of 10% or more of the outstanding Common Shares (the earlier of such dates, the “Distribution Date”). As soon as practicable after the Distribution Date, unless the Rights are recorded in book-entry or other uncertificated form, the Company will prepare and cause the Right Certificates to be sent to each record holder of Common Shares as of the Distribution Date.

An “Acquiring Person” will not include (i) the Company, (ii) any Subsidiary (as such term is defined in the Rights Agreement) of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit plan or (v) any Person who or which, together with all Affiliates and Associates (as such terms are defined in the Rights Agreement) of such Person, at the time of the first public announcement of the Rights Agreement, is a Beneficial Owner of 10% or more of the Common Shares then outstanding (a “Grandfathered Stockholder”). However, if a Grandfathered Stockholder becomes, after such time, the Beneficial Owner of any additional Common Shares (regardless of whether, thereafter or as a result thereof, there is an increase, decrease or no change in the percentage of Common Shares then outstanding Beneficially Owned (as such term is defined in the Rights Agreement) by such Grandfathered Stockholder) then such Grandfathered Stockholder shall be deemed to be an Acquiring Person unless, upon such acquisition of Beneficial Ownership of additional Common Shares, such person is not the Beneficial Owner of 10% or more of the Common Shares then outstanding. In addition, upon the first decrease of a Grandfathered Stockholder’s Beneficial Ownership below 10%, such Grandfathered Stockholder will no longer be deemed to be a Grandfathered Stockholder. In the event that after the time of the first public announcement of the Rights Agreement, any agreement, arrangement or understanding pursuant to which any Grandfathered Stockholder is deemed to be the Beneficial Owner of Common Shares expires, is settled in whole or in part, terminates or no longer confers any benefit to or imposes any obligation on the Grandfathered Stockholder, any direct or indirect replacement, extension or substitution of such agreement, arrangement or understanding with respect to the same or different Common Shares that confers Beneficial Ownership of Common Shares shall be considered the acquisition of Beneficial Ownership of additional Common Shares by the Grandfathered Stockholder and render such Grandfathered Stockholder an Acquiring Person for purposes of the Rights Agreement unless, upon such acquisition of Beneficial Ownership of additional Common Shares, such person is not the Beneficial Owner of 10% or more of the Common Shares then outstanding.

“Acquiring Person” shall not include any Person which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of Common Shares representing less than 20% of the Common Shares then outstanding, and which is entitled to file, and files, a statement on Schedule 13G pursuant to Rule 13d-1(b) or Rule 13d(1)(c) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Common Shares Beneficially Owned by such Person (a “13G Investor”); provided, that a Person who was  a 13G Investor shall no longer be a 13G Investor if it either (i) files a statement on Schedule 13D (“Schedule 13D”) pursuant to Rule 13d-1(a), 13d-1(e), 13d-1(f) or 13d-1(g) of the General Rules and Regulations under the Exchange Act or (ii) becomes no longer entitled to file a statement on Schedule 13G (the earlier to occur of (i) and (ii), the “13D Event”), and such Person shall be an Acquiring Person if it is the Beneficial Owner (together with all Affiliates and Associates) of 10% or more of the Common Shares then outstanding at any point from and after the time of the 13D Event; provided, however, such Person shall not be an Acquiring Person if (i) on the first Business Day after the 13D Event such Person notifies the Company of its intent to reduce its Beneficial Ownership to below 10% as promptly as practicable and (ii) such Person reduces its Beneficial Ownership (together with all Affiliates and Associates of such Person) to below 10% of the Common Shares as promptly as practicable (but in any event not later than 10 days from such time); provided, further that such Person shall become an “Acquiring Person” if after reducing its Beneficial Ownership to below 10%, it subsequently becomes the Beneficial Owner of 10% or more of the Common Shares or if, prior to reducing its Beneficial Ownership to below 10%, it increases (or makes any offer or takes any other action that would increase) its Beneficial Ownership of the then-outstanding Common Shares above the lowest Beneficial Ownership of such Person at any time during such 10-day period.

“Beneficial Ownership” is defined in the Rights Agreement to include any securities (i) which a Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly, within the meaning of Rules 13d-3 or 13d-5 promulgated under the Exchange Act or has the right or ability to vote, or the right to acquire, pursuant to any agreement, arrangement or understanding (except under limited circumstances), (ii) which are directly or indirectly Beneficially Owned by any other Person with which a Person has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of such securities, or obtaining, changing or influencing control of the Company or (iii) which are the subject of, or the reference securities for, or that underlie, certain derivative positions of any Person or any of such Person’s Affiliates or Associates.

The Rights are not exercisable until the Distribution Date. The Rights will expire on the Close of Business on March 30, 2021 (the “Final Expiration Date”).

Exempt Persons and Transactions

The board of directors may, in its sole and absolute discretion, determine that a Person is exempt from the Rights Agreement (an “Exempt Person”), so long as such determination is made prior to such time as such Person becomes an Acquiring Person. Any Person will cease to be an Exempt Person if the board of directors makes a contrary determination with respect to such Person regardless of the reason therefor. In addition, certain transactions are exempt from triggering the Rights Agreement and the board of directors may, in its sole and absolute discretion, exempt any other transaction from triggering the Rights Agreement so long as the determination in respect of such exemption is made prior to such time as any Person becomes an Acquiring Person.

Flip-in Event

If a Person or group becomes an Acquiring Person at any time after the date of the Rights Agreement (with certain limited exceptions), the Rights will become exercisable for Common Shares having a value equal to two times the exercise price of the Right. From and after the announcement that any Person has become an Acquiring Person, if the Rights evidenced by a Right Certificate are or were acquired or Beneficially Owned by an Acquiring Person or any Associate or Affiliate of an Acquiring Person, such Rights shall become void, and any holder of such Rights shall thereafter have no right to exercise such Rights. If the board of directors so elects, the Company may deliver upon payment of the exercise price of a Right an amount of cash, securities, or other property equivalent in value to the Common Shares issuable upon exercise of a Right.

 Exchange

At any time after any Person becomes an Acquiring Person, the board of directors may exchange the Rights (other than Rights owned by any Person which have become void), in whole or in part, at an exchange ratio of one Common Share per Right (subject to adjustment). The Company may issue, transfer or deposit such Common Shares (or other property as permitted under the Rights Agreement) to or into a trust or other entity created upon such terms as the board of directors may determine and may direct that all holders of Rights receive such Common Shares or other property only from the trust. In the event the board of directors determines, before the Distribution Date, to effect an exchange, the board of directors may delay the occurrence of the Distribution Date to such time as it deems advisable.

Flip-over Event

If, at any time after a Person becomes an Acquiring Person, (i) the Company consolidates with, or merges with, any other Person (or any Person consolidates with, or merges with, the Company) and, in connection with such consolidation or merger, all or part of the Common Shares are or will be changed into or exchanged for stock or other securities of any other Person or cash or any other property; or (ii) 50% or more of the Company’s consolidated assets or Earning Power (as defined in the Rights Agreement) are sold, then proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

Redemption

At any time prior to the time any Person becomes an Acquiring Person, the board of directors may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Amendment

The terms of the Rights may be amended by the board of directors without the consent of the holders of the Rights, except that from and after such time as any Person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person and its Affiliates and Associates).

Preferred Stock Rights

Each one-thousandth of a Preferred Share will entitle the holder thereof to the same dividends and liquidation rights as if the holder held one Common Share and will be treated the same as a Common Share in the event of a merger, consolidation or other share exchange.

Rights of Holders

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends

Provisions of the Certificate of Incorporation and Bylaws that May Have an Anti-Takeover Effect

Certain provisions in the Certificate of Incorporation and the Bylaws, as well as the DGCL, may have the effect of discouraging transactions that involve an actual or threatened change in control of the Company. In addition, provisions of the Certificate of Incorporation, the Bylaws and the DGCL may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests.

Additional Authorized Shares of Capital Stock. The additional shares of authorized common stock and preferred stock available for issuance under the Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control. In addition, the potential issuance of preferred stock and the designation of rights thereof as described above may have an anti-takeover effect insofar as it may have the effect of delaying, deterring or preventing a change in control of the Company.

Election of Board of Directors; Absence of Cumulative Voting. The Certificate of Incorporation provides that at each annual meeting of stockholders, the stockholders shall elect directors each of whom shall hold office for a term of one year or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. At all meetings of stockholders for the election of directors at which a quorum is present a plurality of the votes cast shall be sufficient to elect a candidate. The Certificate of Incorporation and the Bylaws do not grant stockholders the right to vote cumulatively. The absence of cumulative voting could have the effect of preventing stockholders holding a minority of the Company’s shares from obtaining representation on the board of directors.

Number of Directors. The Certificate of Incorporation provides that the number of directors shall initially be fixed at nine (9) and shall thereafter be fixed from time to time by resolution of the board of directors. This provision could prevent a stockholder from increasing the size of the Company’s board of directors and gaining control of the Company’s board of directors by filling the resulting vacancies with its own nominees.

Newly Created Directorships and Vacancies on the Board of Directors. Subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal, or other cause shall be filled by a majority vote of the directors then in office, even if the number of such directors then in office is less than a quorum, or by a sole remaining director, if applicable. Any director elected in accordance with the preceding sentence shall hold office until the expiration of the term of office of the director whom such director has replaced or until such director’s successor has been elected and qualified. No decrease in the number of directors constituting the board of directors may shorten the term of any incumbent director.

Special Meetings of Stockholders. Only the chairman of the board of directors, the chief executive officer of the Company, the president of the Company, or the secretary of the Company may call a special meeting of stockholders within 10 calendar days after receipt of written request of the board of directors or upon written request of stockholders holding shares representing at least twenty percent (20%) of the voting power of the outstanding shares entitled to vote on the matter for which such meeting is to be called, voting as a single class, provided, however, that such stockholders may only make such request in respect of a special meeting of stockholders, one of the purposes of which is to elect or remove directors.

Advance Notice of Stockholder Action at a Meeting. Stockholders seeking to nominate directors or to bring business before a stockholder meeting must comply with certain timing requirements and submit certain information to the Company in advance of such meeting.

Proxy Access. Under the Bylaws, a stockholder (or a group of up to 20 stockholders) who has held at least 3% of the Company’s common stock for three years or more may nominate a director and have that nominee included in the Company’s proxy materials, provided that the stockholder and nominee satisfy the requirements specified in the Bylaws. Any stockholder who intends to use these procedures to nominate a candidate for election to the board of directors for inclusion in the Company’s proxy statement must satisfy the requirements specified in the Bylaws.

No Written Consent of Stockholders. Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing of such stockholders.

Adoption, Alteration or Repeal of Bylaws. The board of directors is expressly authorized to make, alter and repeal the Bylaws. Any adoption, alteration or repeal of a Bylaw must be approved by either (a) the affirmative vote of a majority of the Whole Board (as defined below) or the unanimous written consent of all members of the board of directors, or (b) the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares entitled to vote generally in the election of directors, voting as a single class. “Whole Board” means the total number of directors the Company would have if there were no vacancies.

Anti-Takeover Effects of Provisions of Delaware Law

The Company is a Delaware corporation subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder unless:

·	prior to such time, the board of directors of the Company approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

·

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding certain shares; or

·

at or subsequent to that time, the business combination is approved by the board of directors of the Company and authorized by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of the voting stock of the Company.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the board of directors of the Company because the stockholder approval requirement would be avoided if the board of directors of the Company approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is Computershare Trust Company, N.A.